Exhibit 23.03
Financo Securities llc
535 MADISON AVENUE, NEW YORK, NY 10022
TEL: (212) 593-9000          FAX: (212) 593-0309
December 22, 2009
Board of Directors
BPW Acquisition Corp.
767 Fifth Avenue
New York, NY 10153
Dear Sirs:
Consent of Financo Securities, LLC
Reference is made to our opinion letter dated December 8, 2009 (our “Opinion”) with respect to certain aspects of the proposed Agreement and Plan of Merger by and among BPW Acquisition Corp. (“BPW”), The Talbots, Inc. (“Talbots”) and Talbots Acquisition, Inc. Our Opinion is for the information of the Board of Directors of BPW in connection with its consideration of such transaction and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor for any other purpose, without our prior written consent.
We hereby consent to (a) the inclusion of our letter to the Board of Directors of BPW as Appendix E to the Proxy Statement/Prospectus forming a part of the Registration Statement of Talbots on Form S-4 filed with the Securities and Exchange Commission on the date hereof, and (b) all references to our firm and such letter therein. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission.
Very truly yours,
FINANCO SECURITIES, LLC

By:	/s/ William Susman William Susman
Managing Director